SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 20, 2003

RFP EXPRESS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	033-83526	95-4453386
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5095 Murphy Canyon Rd., Suite 105
San Diego, CA 92123
(Address of principal executive offices)

Registrant's telephone number: (619) 400-8800

Item 4. Change in Registrant's Certifying Accountant.

        On June 19, 2003, the Registrant's contracted with Hutchinson & Bloodgood to be their independent accountant (the "New Auditor"). Nation Smith Hermes Diamond, PC (the "Former Auditor") was dismissed on June 19, 2003.

        The decision to change accountants was approved by the Registrant's audit committee.

        There were no disagreements between the Registrant and the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure ("Disagreements") during either (i) the fiscal years ended December 31, 2001 and 2000 (collectively, the "Prior Fiscal Periods") or (ii) the period from January 1, 2002 through June 19, 2003 (the "Interim Period"), (although there was no audit of the financial statements for December 31, 2002 or the SAS 100 reviews for the interim periods in 2003), which Disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of the Disagreements in connection with its report.

       The Former Auditor's report on the Registrant's financial statements for the Prior Fiscal Periods did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that the Former Auditor's report dated March 2, 2002, on the Registrant's financial statements for the two fiscal years ended December 31, 2001 was modified to reference that there was substantial doubt as to the Registrant's ability to continue as a going concern. The Registrant has authorized and requested the Former Auditor to respond fully to the inquiries of the New Auditor.

        The Registrant has provided the Former Auditor with a copy of the disclosures it is making herein. The Registrant requested that the Former Auditor furnish the Registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the Registrant. Such letter will be filed by amendment.

        The Registrant has engaged Hutchinson and Bloodgood, LLP, Certified Public Accountants, A Professional Corporation ("H&B") as its new independent accountant on June 19, 2003. Prior to June 19, 2003, the Registrant had not consulted with H&B regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and no written report or oral advice was provided to the Registrant by H&B concluding there was an important factor to be considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 20, 2003

RFP Express, Inc. By: -------------- Zimri C. Putney President and Chief Executive Officer